Exhibit 99.1

Waterstone Financial, Inc. Announces Results of Operations for the Quarter and the Year Ended December 31, 2013.

WAUWATOSA, WI – 03/21/2014 – Waterstone Financial, Inc. (NASDAQ: WSBF), holding company for WaterStone Bank, reported a 3% increase in pre-tax income for the year ended December 31, 2013 compared to 2012.   Pre-tax and net income totaled $23.3 million and $14.7 million, respectively, for the year ended December 31, 2013 compared to $22.7 million and $34.9 million, respectively, for the year ended December 31, 2012.  A valuation reserve against net deferred tax assets released in the fourth quarter of 2012 minimized income tax expense during the 2012 periods.  Waterstone Financial, Inc. also reported pre-tax income of $2.6 million and net income of $1.9 million for the fourth quarter of 2013. This compares to pre-tax income of $5.7 million and net income of $18.1 million for the fourth quarter of 2012.  Net income per diluted share was $0.06 for the fourth quarter of 2013 as compared to $0.53 per diluted share for the fourth quarter of 2012.  Net income per diluted share was $0.43 and $1.02 for the years ended December 31, 2013 and 2012, respectively.  Earnings per share amounts have been restated to reflect the completion of our second-step conversion at a conversion ratio of 1.0973.

Doug Gordon, President and Chief Executive Officer of the Company stated, "Financial performance for 2013 reflects continued asset quality improvement for the community banking segment partially offset by reduced profitability for the mortgage banking segment.  In addition, Waterstone Financial, Inc. completed its second-step conversion in January of 2014 which resulted in our becoming a stock holding company with a gross capital raise of $253 million.  Strong participation in the capital raise by WaterStone Bank depositors is gratifying and will enable us to execute growth strategies to further improve profitability and franchise value."

The company's community banking segment pre-tax income for the year ended December 31, 2013 totaled $13.8 million compared to $2.6 million for the year ended December 31, 2012.  Community banking operations were positively impacted by an $8.5 million decline in real estate owned expense and a $3.8 million decline in the provision for loan losses for the year ended December 31, 2013 as compared to the year ended December 31, 2012.  The company's mortgage banking segment reported pre-tax income of $9.1 million for the year ended December 31, 2013 compared to pre-tax income of $19.2 million for the year ended December 31, 2012.  Mortgage loans originated for sale during 2013 totaled $1.75 billion, consistent with the $1.75 billion originated for sale during 2012.  Margins earned on loans sold declined in 2013 such that total mortgage banking revenue decreased by 3.5% to $84.9 million in 2013 compared to $87.9 million in 2012.  The decline in average sales margins reflects a decrease in pricing and fees on all products in all geographic markets and is reflective of general market conditions.  The decline in pre-tax income was further impacted by a 9.3% increase in mortgage banking segment compensation expense to $55.5 million for 2013 compared to $50.7 million for 2012.

Total nonperforming assets as a percentage of total assets declined to 3.78% at December 31, 2013 from 6.66% at December 31, 2012.  Total nonperforming assets declined 33.5% to $73.6 million at December 31, 2013 from $110.6 million at December 31, 2012.  Total delinquent loans declined 40.9% to $44.0 million at December 31, 2013 from $74.5 million at December 31, 2012.  The provisions for loan losses totaled $572,000 and $4.5 million for the three months and year ended December 31, 2013, respectively.  The provisions for loan losses totaled $1.2 million and $8.3 million for the three months and year ended December 31, 2012, respectively.

Cash and deposits at December 31, 2013 included $388.7 million in proceeds from the subscription offering that were subsequently converted to common stock or returned to subscribers in January 2014 when the stock offering was completed.  This had a significant impact on certain comparative balance sheet totals at December 31, 2013 and on fourth quarter and full year ratios that are based on those numbers.   Additional financial detail is provided in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, for the fiscal year ended December 31, 2013, filed on March 21, 2014.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is a single-bank, thrift holding company headquartered in Wauwatosa, WI.  With $1.9 billion in assets at December 31, 2013, Waterstone has nine community bank branches in the metropolitan Milwaukee market, a loan production office in Minneapolis and mortgage banking offices in 22 states around the country.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "may," "expects," "anticipates," "estimates" or "believes."  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in  the allowance for loan losses, (iii) our ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those risk factors referenced in Waterstone's Annual report on Form 10-K for the year ended December 31, 2013 and as may be described from time to time in Waterstone's subsequent SEC filings.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone's belief as of the date of this press release.